Main Street Announces First Quarter 2019 Results

First Quarter 2019 Net Investment Income Increased to $0.64 Per Share

First Quarter 2019 Distributable Net Investment Income Increased to $0.68 Per Share

Net Asset Value Increased to $24.41 Per Share

HOUSTON, May 9, 2019 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the first quarter of 2019.

First Quarter 2019 Highlights

  Net investment income of $39.5 million (or $0.64 per share), representing a 7% increase from the first quarter of 2018
  Distributable net investment income(1) of $41.8 million (or $0.68 per share), representing a 6% increase from the first quarter of 2018
  Total investment income of $61.4 million, representing a 10% increase from the first quarter of 2018
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expenses to Assets Ratio") of 1.5% on an annualized basis for the quarter and 1.4% for the trailing twelve month ("TTM") period ended March 31, 2019
  Net increase in net assets resulting from operations of $41.4 million (or $0.67 per share)
  Net asset value of $24.41 per share at March 31, 2019, representing an increase of $0.32 per share, or 1.3%, compared to $24.09 per share at December 31, 2018
  Return on equity(2) of 11.0% for the quarter and 11.9% for the TTM period ended March 31, 2019
  Declared regular monthly dividends totaling $0.60 per share for the second quarter of 2019, or $0.20 per share for each of April, May and June 2019, representing a 5.3% increase from the regular monthly dividends paid for the second quarter of 2018
  Completed $41.9 million in total lower middle market ("LMM") portfolio investments, including investments totaling $29.1 million in two new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $14.4 million in total LMM portfolio investments
  Net decrease of $8.6 million in middle market portfolio investments
  Net increase of $19.6 million in private loan portfolio investments
  Fully exited portfolio company equity investments in Boss Industries, LLC, realizing a gain of $3.8 million, a total internal rate of return of 37.5% and 4.1 times money invested

In commenting on Main Street's results, Dwayne L. Hyzak, Main Street's Chief Executive Officer, stated, "We are pleased with our operating results for the first quarter, a quarter during which we increased our total investment income and our distributable net investment income per share over the same period in the prior year. As a result of our positive performance, we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the regular monthly dividends paid during the quarter by approximately 16%, and generated a meaningful increase in our net asset value per share. After quarter end, we completed our third investment grade debt offering, which provided a significant enhancement to our capital structure. We believe that these first quarter results continue to highlight the advantages of our differentiated investment strategy and operating structure and our recent debt capital markets activity has us very well positioned for continued future success."

First Quarter 2019 Operating Results

The following table provides a summary of our operating results for the first quarter of 2019:

	Three Months Ended March 31,
	2019	2018	Change ($)	Change (%)

Interest income	$47,320	$39,612	$7,708	19%
Dividend income	12,496	13,831	(1,335)	(10%)
Fee income	1,549	2,499	(950)	(38%)
Total investment income	$61,365	$55,942	$5,423	10%

Net investment income	$39,491	$36,975	$2,516	7%
Net investment income per share	$0.64	$0.63	$0.01	2%

Distributable net investment income (1)	$41,820	$39,278	$2,542	6%
Distributable net investment income per share (1)	0.68	$0.67	$0.01	1%

Net increase in net assets resulting from operations	$41,401	$34,517	$6,884	20%
Net increase in net assets resulting from operations per share	$0.67	$0.59	$0.08	14%

The $5.4 million increase in total investment income in the first quarter of 2019 from the comparable period of the prior year was principally attributable to a $7.7 million net increase in interest income primarily related to higher average levels of investment portfolio debt investments and an increase in the average effective yields, partially offset by (i) a $1.3 million decrease in dividend income from investment portfolio equity investments and (ii) a $1.0 million decrease in fee income. The $5.4 million increase in total investment income in the first quarter of 2019 is net of the negative impacts of (i) a decrease of $4.5 million related to elevated dividend income activity from certain investment portfolio equity investments that is considered to be less consistent on a recurring basis or non-recurring and (ii) a decrease of $1.3 million related to lower accelerated prepayment, repricing and other activity for certain investment portfolio debt investments, both when compared to the same period in 2018.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $19.5 million in the first quarter of 2019 from $16.7 million for the corresponding period of 2018. This comparable period increase in cash operating expenses was principally attributable to (i) a $1.7 million increase in interest expense, primarily due to an increase in interest expense related to our revolving credit facility ("Credit Facility"), partially offset by a decrease in interest expense resulting from the redemption of the 6.125% Notes in April 2018, (ii) a $0.6 million increase in compensation expense primarily due to an increase of $0.4 million in the fair value of our deferred compensation plan assets and (iii) a $0.4 million decrease in the expenses allocated to the external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"). Our Operating Expenses to Assets Ratio for the first quarter of 2019 was 1.5% on an annualized basis, unchanged from the first quarter of prior year, and compared to 1.4% for the year ended December 31, 2018.

The $2.5 million increase in net investment income in the first quarter of 2019 was principally attributable to the increase in total investment income, partially offset by higher operating expenses both as discussed above.

The $2.5 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense in the first quarter of 2019, was primarily due to the higher level of total investment income, partially offset by higher operating expenses both as discussed above. Distributable net investment income on a per share basis for the first quarter of 2019 includes the impacts of (i) a decrease of approximately $0.10 per share from the comparable period in 2018 attributable to the net effect of the lower dividend income activity that is considered less recurring or non-recurring and the decrease in the comparable levels of accelerated prepayment, repricing and other activity as discussed above, (ii) a decrease of $0.01 per share due to the increase in the fair value of the deferred compensation plan assets as discussed above and (iii) a greater number of average shares outstanding compared to the corresponding period in 2018 primarily due to shares issued through our at-the-market, or ATM, program, shares issued pursuant to our equity incentive plans and shares issued pursuant to our dividend reinvestment plan.

The $6.9 million increase in the net increase in net assets resulting from operations in the first quarter of 2019 was primarily the result of (i) a $25.9 million improvement in net unrealized appreciation (depreciation) from portfolio investments and SBIC debentures, including the impact of accounting reversals relating to realized gains/income (losses), and (ii) a $2.5 million increase in net investment income as discussed above, with these increases partially offset by (i) a $13.2 million decrease in the net realized gain (loss) from investments, (ii) a $4.3 million increase in the net realized loss on the repayment of SBIC debentures issued by Main Street Capital II, LP ("MSC II") which had previously been accounted for on the fair value method of accounting and (iii) a $4.0 million change in the income tax benefit (provision). The net realized loss from investments of $5.7 million for the first quarter of 2019 was primarily the result of (i) the realized loss of $7.0 million resulting from the partial exit of a middle market investment and (ii) the net realized loss of $2.3 million resulting from the exits of two private loan investments, with these realized losses partially offset by a realized gain of $3.8 million resulting from the exit of a LMM investment. The realized loss of $5.7 million on the repayment of SBIC debentures is primarily related to the previously recognized bargain purchase gain resulting from recording the MSC II debentures at fair value on the date of the acquisition of MSC II, and the effect of this realized loss is almost entirely offset by the reversal of the previously recognized unrealized depreciation on the portion of the SBIC debentures that were outstanding as of the date of the acquisition of MSC II in 2010.

The following table provides a summary of the total net unrealized appreciation of $16.4 million for the first quarter of 2019:

	Three Months Ended March 31, 2019
	LMM (a)	Middle Market	Private Loan	Other		Total
	(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods
due to net realized (gains / income) losses recognized during the current period	$(4.0)	$4.0	$0.9	$-		$0.9
Net unrealized appreciation (depreciation) relating to portfolio investments	7.3	(7.4)	10.5	(0.1)	(b)	10.3
Total net unrealized appreciation (depreciation) relating to portfolio investments	$3.3	$(3.4)	$11.4	$(0.1)		$11.2

Unrealized appreciation relating to SBIC debentures (c)						5.2
Total net unrealized appreciation						$16.4

(a)	LMM includes unrealized appreciation on 23 LMM portfolio investments and unrealized depreciation on 19 LMM portfolio investments.
(b)

Other includes $0.6 million of net unrealized depreciation relating to the other portfolio, partially offset by (i) $0.4 million of unrealized appreciation relating to the deferred compensation plan, and (ii) $0.1 million of unrealized appreciation relating to the External Investment Manager.

(c)

Relates to unrealized appreciation on the Small Business Investment Company ("SBIC") debentures previously issued by MSC II which are accounted for on a fair value basis and is primarily related to accounting reversals of previously recognized unrealized depreciation recorded since the date of the MSC II acquisition on the debentures repaid during the first quarter of 2019.

The income tax provision for the first quarter of 2019 of $3.1 million principally consisted of a deferred tax provision of $2.4 million and other current income and excise tax expense of $0.7 million.

Liquidity and Capital Resources

As of March 31, 2019, we had $47.4 million in cash and cash equivalents, $365.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities, and $25.2 million of remaining SBIC debenture capacity.

Several details regarding our capital structure as of March 31, 2019 are as follows:

  Our Credit Facility included $705.0 million in total commitments from a diversified group of eighteen participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility to up to $800.0 million.
  $340.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 4.4%.
  $321.8 million of outstanding SBIC debentures through our three wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.6% and mature ten years from original issuance. The first maturity related to our SBIC debentures occurs in 2020, and the weighted-average remaining duration was approximately 5.7 years.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2022"). The 4.50% Notes due 2022 mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $175.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2019"). The 4.50% Notes due 2019 mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,522.5 million, or $24.41 per share.

Investment Portfolio Information as of March 31, 2019 (3)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of March 31, 2019:

	As of March 31, 2019
	LMM (a)	Middle Market	Private Loan
	(dollars in millions)
Number of portfolio companies	70	55	58
Fair value	$1,214.2	$566.7	$540.0
Cost	$1,006.5	$601.4	$573.8
% of portfolio at cost - debt	68.5%	96.2%	93.3%
% of portfolio at cost - equity	31.5%	3.8%	6.7%
% of debt investments at cost secured by first priority lien	98.5%	86.9%	92.3%
Weighted-average annual effective yield (b)	12.2%	9.5%	10.5%
Average EBITDA (c)	$4.6	$98.0	$50.2

(a)	We had equity ownership in 97% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 40%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including two LMM portfolio companies, two middle market portfolio companies and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 176% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 3.2 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.6 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.4 to 1.0 and 2.6 to 1.0, respectively.(3) (4)

As of March 31, 2019, we had other portfolio investments in eleven companies, collectively totaling $109.9 million in fair value and $118.1 million in cost basis, which comprised approximately 4.4% of our investment portfolio at fair value.

As of March 31, 2019, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $65.8 million, which comprised approximately 2.6% of our investment portfolio at fair value.

As of March 31, 2019, we had six investments on non-accrual status, which comprised approximately 0.9% of the total investment portfolio at fair value and approximately 3.6% at cost. Our total portfolio investments at fair value were approximately 109% of the related cost basis as of March 31, 2019.

External Investment Manager

The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-listed business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the first quarter of 2019, the External Investment Manager generated $3.0 million of fee income from this relationship, and HMS Income ended the first quarter of 2019 with total assets of over $1.1 billion. The relationship with HMS Income benefited our net investment income by $2.7 million in the first quarter of 2019 through a $1.6 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $1.0 million of dividend income we received from the External Investment Manager.

First Quarter 2019 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, May 10, 2019 at 10:00 a.m. Eastern Time to discuss the first quarter of 2019 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, May 17, 2019 and may be accessed by dialing 201-612-7415 and using the passcode 13689045#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's First Quarter 2019 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Mark Roberson / mroberson@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2019	2018

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$23,691	$21,955
Affiliate investments	9,071	9,071
Non-Control/Non-Affiliate investments	28,603	24,916
Total investment income	61,365	55,942
EXPENSES:
Interest	(11,916)	(10,265)
Compensation	(6,069)	(5,491)
General and administrative	(3,203)	(2,974)
Share-based compensation	(2,329)	(2,303)
Expenses allocated to the External Investment Manager	1,643	2,066
Total expenses	(21,874)	(18,967)
NET INVESTMENT INCOME	39,491	36,975

NET REALIZED GAIN (LOSS):
Control investments	(187)	13,094
Affiliate investments	(3,241)	-
Non-Control/Non-Affiliate investments	(2,305)	(5,634)
Realized loss on extinguishment of debt	(5,689)	(1,374)
Total net realized gain (loss)	(11,422)	6,086

NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	4,946	(22,974)
Affiliate investments	2,376	14,238
Non-Control/Non-Affiliate investments	3,902	(2,146)
SBIC debentures	5,177	1,359
Total net unrealized appreciation (depreciation)	16,401	(9,523)

INCOME TAXES:
Federal and state income, excise and other taxes	(702)	(887)
Deferred taxes	(2,367)	1,866
Income tax benefit (provision)	(3,069)	979

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$41,401	$34,517

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$0.64	$0.63
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$0.67	$0.59

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	61,864,688	58,852,252

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	March 31, 2019	December 31, 2018
ASSETS	(Unaudited)

Investments at fair value:
Control investments	$1,009,757	$1,004,993
Affiliate investments	360,752	359,890
Non-Control/Non-Affiliate investments	1,126,082	1,089,026
Total investments	2,496,591	2,453,909

Cash and cash equivalents	47,368	54,181
Interest receivable and other assets	45,793	39,674
Receivable for securities sold	921	1,201
Deferred financing costs, net	4,226	4,461

Total assets	$2,594,899	$2,553,426

LIABILITIES

Credit facility	$340,000	$301,000
SBIC debentures (par: $321,800 ($10,000 due within one year) and $345,800 as of March 31, 2019
and December 31, 2018, respectively)	314,702	338,186
4.50% Notes due 2022 (par: $185,000 as of both March 31, 2019 and December 31, 2018)	182,774	182,622
4.50% Notes due 2019 (par: $175,000 as of both March 31, 2019 and December 31, 2018)	174,518	174,338
Accounts payable and other liabilities	18,343	17,962
Payable for securities purchased	3,190	28,254
Interest payable	6,743	6,041
Dividend payable	12,445	11,948
Deferred tax liability, net	19,687	17,026

Total liabilities	1,072,402	1,077,377

NET ASSETS

Common stock	624	613
Additional paid-in capital	1,451,530	1,409,945
Total undistributed earnings	70,343	65,491

Total net assets	1,522,497	1,476,049

Total liabilities and net assets	$2,594,899	$2,553,426

NET ASSET VALUE PER SHARE	$24.41	$24.09

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net investment income	$39,491	$36,975
Share-based compensation expense	2,329	2,303
Distributable net investment income (1)	$41,820	$39,278

Per share amounts:
Net investment income per share -
Basic and diluted	$0.64	$0.63
Distributable net investment income per share -
Basic and diluted (1)	$0.68	$0.67

MAIN STREET CAPITAL CORPORATION

Endnotes

(1)

Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)	Return on equity equals the net increase in net assets resulting from operations divided by the average quarterly total net assets for the applicable period.

(3)	Portfolio company financial information has not been independently verified by Main Street.

(4)	These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.